Exhibit 99.1

FOR IMMEDIATE RELEASE

FUND MANAGER APPOINTED TO PLUG POWER BOARD OF DIRECTORS

Appointment follows reorganization by Russian investors.

LATHAM, NY – May 16, 2008 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable on-site energy products, today announced the appointment of Michael McGuire to the Company’s board of directors.

“Michael’s experience as a fund manager operating in Russia and other developing markets combined with his knowledge of business management, growing revenue streams and entrepreneurship will add considerable value to the Plug Power board of directors,” said George McNamee, Chairman of the board of directors of Plug Power.

McGuire is the Founder and Managing Partner of Triple Trunk Capital LLC, which provides liquidity to second-tier corporate clients and second-tier banks in the Russian market through the use of structured trade finance, structured finance and asset-backed lending strategies.

Prior to founding Triple Trunk, McGuire was the founder and managing director of ARIA Worldwide, Inc., where he executed more than $500 million in transactions, which focused on commodity trading and structured trade finance in Russia and Slavic republics of the CIS. McGuire started his career at Manufacturers Hanover Trust Co., (now JPMorgan Chase).

He is also the chairman of ITP Foundation (www.itpfoundation.org), a non-profit a (501 c 3) organization dedicated to increasing the awareness of a rare bleeding disorder (Immune Thrombocytopenic Purpura). McGuire is a graduate of Babson College in Wellesley, MA.

McGuire was appointed director by Smart Hydrogen, Inc. to replace Sergey Polikarpov who is departing as part of the deal whereby Vladimir Potanin’s interest in Smart Hydrogen, the holder of all Plug Power’s Class B Capital Stock, has increased to 50% (the other 50% of shares are owned by Russian mining company MMC Norilsk Nickel). Under terms of the Class B Capital Stock, Smart Hydrogen is currently entitled to appoint up to four of the Company’s eleven directors.

“As an industry leader, Plug Power is still a key piece of Smart Hydrogen’s broader strategy to invest in the hydrogen fuel cell industry in the United States and elsewhere. We have consistently purchased additional Plug Power stock through our top-up rights in order to maintain a 35% stake in the Company,” said Sergey Batekhin, Managing Director of Interros Holding Company, an entity entirely controlled by Mr. Potanin.

About Plug Power

Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable on-site energy solutions, integrates fuel cell technology into backup, motive and continuous power products for telecommunications, material handling, utility and uninterruptible power supply applications. The Company is actively engaged with private and public customers in targeted markets throughout the world, including North America, Europe, the Middle East, Russia, South Africa and South America. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that the FCC does not adopt rules regarding back up power requirements,; the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its Intellectual Property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products; and other risks and uncertainties discussed under “Item IA—Risk Factors” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission (“SEC”) on March 17, 2008, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this communication.

Media Contact:	Investor Contact:

Eoin Connolly Plug Power Inc. Phone: (518) 782-7700, ext. 1360	Cathy Yudzevich Plug Power Inc. Phone: (518) 782-7700, ext. 1448